EXHIBIT r.

MILLENNIUM INDIA ACQUISITION COMPANY INC.
(the “Fund”)

CODE OF ETHICS
Effective January 17, 2008

INTRODUCTION

Fiduciary Duty

This Code of Ethics (the “Code”) is applicable to Access Persons (as defined below) of the Fund, and is based on the principle that, you, as an Access Person of the Fund, owe a fiduciary duty to the shareholders (“Shareholders”) of the Fund. Accordingly, you must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of Shareholders.

At all times, you must:

1.
Place the interests of Shareholders first.  In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of Shareholders: You may not cause the Fund to take action, or not to take action, for your personal benefit rather than the benefit of Shareholders. For example, you would violate this Code if you caused the Fund to purchase a Security (as defined below) you owned for the purpose of increasing the price of that Security. If you are an Advisory Person (as defined below), you would also violate this Code if you made a personal investment in a Security that might be an appropriate investment for the Fund without first considering the Security as an investment for the Fund.

2.
Conduct all of your personal Securities transactions in full compliance with this Code. The Fund encourages you and your family to develop personal investment programs. However, you must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading “Personal Securities Transactions.” Failure to comply with this Code may result in disciplinary action including, but not limited to, fines, disgorgement of profits or other sanctions deemed appropriate by the Audit Committee of the Fund. In addition, you must comply with all other applicable laws and regulations including those concerning insider trading. Doubtful situations should be resolved against your personal trading. Situations that are questionable may be resolved against your personal interests.

3.	Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, gifts or gratuities from persons seeking business with the Fund, a Shareholder or affiliate could call into question the independence of your business judgment. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading “Fiduciary Duties.” Doubtful situations should be resolved against your personal interest. Situations that are questionable may be resolved against your personal interests.

4.
Comply with applicable federal securities laws and regulations. In connection with the purchase or sale, directly or indirectly, of a Security, you are not permitted to: (i) engage in any manipulative practices with respect to Securities, including price manipulation; or (ii) otherwise violate applicable federal securities laws (including without limitation, the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, as amended, the Gramm-Leach Bliley Act, as amended, any rules adopted by the Securities and Exchange Commission (“Commission”) under these statutes, the U.S.A. Patriot Act, as amended, as it applies to investment companies and any rules adopted thereunder by the Commission or the Department of Treasury). In the event that you are unsure of any such laws or regulations, then you must consult the Fund’s Chief Compliance Officer.

As an officer or Director of the Fund, you must promptly report any violations or suspected violation of the federal securities laws, as well as any violations or suspected violations of this Code, to the Chief Compliance Officer of the Fund. The Chief Compliance Officer will in turn report any such violations or suspected violations to the Chair of the Audit Committee or, if the violation or suspected violation involves the Chair of the Audit Committee, to the Chair of the Board of Directors of the Fund (the “Board”). Alternatively, if you are an Independent Director, you may report any such violations or suspected violations directly to the Chair of the Audit Committee and/or the Chair of the Board.

Application

Any officer, Director or other Access Person of the Fund shall be subject to and required to comply with the terms of this Code.

Questions

Questions regarding this Code should be addressed to the Fund’s Chief Compliance Officer.

Compliance with Laws, Rules, and Regulations

You must comply at all times with all applicable federal and state securities laws. In the event that you are unsure of any such laws or regulations, then you must consult with the Fund’s Chief Compliance Officer before engaging in the contemplated activity.

Definitions

Certain capitalized terms used in this Code are defined when first used. Others are defined below under “Definitions.”

Appendices

The following appendices are attached to this Code and are a part of this Code:

I.	Form for Report of Personal Securities Transactions/Brokerage Account Report
II.	Form for Initial Holdings Report
III.	Form for Annual Holdings Report
IV.	Privacy Policy of the Fund
V.	Form for Acknowledgement of Receipt of Code of Ethics
VI.	Form for Annual Certification of Compliance

PERSONAL SECURITIES TRANSACTIONS

Trading in General

General. The Fund currently only intends to own securities of SMC Global Securities Limited (“SMC”) and SAM Global Securities Limited (“SAM”), U.S. “government securities” (defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less) and cash or cash equivalents, including shares of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Act”).  To the extent the Fund invests only in the above-mentioned instruments, you, as an Access Person, may not engage, and may not permit any other person or entity to engage, in any purchase or sale of a Security of SMC or SAM in which you have, or such other person or entity has, or by reason of the transaction will acquire, Beneficial Ownership (as defined below). This restriction also applies to your Immediate Family (as defined below).

REPORTING

Reporting Requirements for Independent Directors. If you are an Independent Director, you do not need to provide the initial, periodic and annual reports described below but you must provide a quarterly report of any transaction in Securities (other than Exempt Securities, as defined below) of which you had, or by reason of the transaction acquired, Beneficial Ownership, and as to which you knew, or in the ordinary course of fulfilling your duties as a Director should have known, that during the 15-day period immediately preceding or after the date of the transaction, such Securities were purchased or sold, or considered for purchase or sale, on behalf of the Fund. The report must be provided to the Fund’s Chief Compliance Officer hereunder within 30 days after the end of each calendar quarter. The form for this purpose is attached to this Code as Appendix III.

Reporting Requirements for Persons Other than Independent Directors.

Reportable Accounts. The following types of brokerage or trading accounts are required to be reported by Access Persons.

1.	Accounts in the name of or for the direct or indirect benefit of:

(a)	An Access Person; or

(b)
An Access Person’s spouse, domestic partner, minor children and any other person to whom the Access Person provides significant financial support, as well as to transactions in any other account over which the Access Person exercises investment discretion, regardless of beneficial ownership.

2.	Accounts that have the ability to hold securities reportable under the Code other than Exempt Securities even if such accounts currently only hold Exempt Securities.

Excluded from reportable accounts are the following:

1.
Accounts that are fully managed by a third party where the Access Person does not have any direct or indirect influence or control over the account (for example, the Access Person may not have influence or control over investment selections for the account through recommendations, advice, prior review or otherwise). In cases where the Access Person reports a brokerage or trading account that is independently managed, the Access Person must provide the Chief Compliance Officer with written evidence that the Access Person does not have any direct or indirect influence or control over the account.

2.	Accounts which exclusively hold Exempt Securities and are unable to hold any non-Exempt Securities.

3.	Non-Fund 401(k) and deferred compensation plan accounts.

Reporting of Transactions and Brokerage Accounts. You must report on brokerage accounts and all Securities transactions except (i) Any transaction in Securities in an account over which you do not have any direct or indirect influence or control1, or (ii) transactions in Exempt Securities. To satisfy these requirements, (1) you must cause each registered broker-dealer who maintains an account for Securities of which you have Beneficial Ownership to

1 There is a presumption that you can exert some measure of influence or control over accounts held by members of your immediate family sharing the same household, but this presumption may be rebutted by convincing evidence subject to review and approval by the Fund’s Chief Compliance Officer.

provide to the Fund’s Chief Compliance Officer, within 30 days of the end of each calendar quarter, duplicate copies of: (a) confirmations of all transactions in the account and (b) periodic statements for the account and (2) you must report to the Fund’s Chief Compliance Officer, within 10 days of the occurrence, the opening of any brokerage account and all transactions effected without the use of a registered broker-dealer in Securities (other than Exempt Securities) of which you have Beneficial Ownership.

The confirmations and statements required by (1)(a) and (1)(b) above must in the aggregate provide all of the information required by the Personal Securities Transactions/Brokerage Account Report attached to this Code as Appendix I. If they do not, you must complete and submit a Personal Securities Transactions/Brokerage Accounts Report within 30 days of the end of each calendar quarter.

Initial and Annual Reports. You must disclose your holdings of all Securities (other than Exempt Securities) of which you have Beneficial Ownership no later than 10 days after becoming an Access Person, and annually thereafter, on the form attached to this Code as Appendix II or III, as appropriate.

Disclaimer

Anyone filing a report required hereunder may disclaim Beneficial Ownership of any Security listed thereon.

FIDUCIARY DUTIES

Service as a Director

Unless you are an Independent Director, you may not serve on the board of directors or other governing board of a publicly traded company other than the Fund, unless you have received the prior written approval of the Chief Executive Officer and Chief Compliance Officer of the Fund. Approval will be not be given unless a determination is made that your service on the board would be consistent with the interests of the Fund. If you are permitted to serve on the board of a publicly traded entity, you will be isolated from those employees who make investment decisions with respect to the securities of that entity, through an “Information Barrier” or other procedures.

This provision of the Code is not intended to supersede or modify any policy of the Board of Directors regarding service by a Director as a director of any other entity.

Privacy Policy

You must abide by the privacy policy that applies to the Fund (the Fund Privacy Policy) which is attached to this Code of Ethics as Appendix IV. The Fund Privacy Policy is designed to protect personal and account information of Shareholders from disclosure to any non-affiliated third parties, except as permitted under the Fund Privacy Policy. You will be responsible for attesting to your compliance with the Fund Privacy Policy in your Annual Certification of Compliance.

GIFTS

Accepting Gifts

Fund officers and employees should generally refrain from accepting gifts from clients, brokers, vendors, or other persons in a business relationship with the Fund. Customary business lunches, dinners and entertainment may be accepted as long as the person providing the lunch, dinner or entertainment is in attendance. Any invitations to lunches, dinners or entertainment which may not be considered customary or whereby the person providing the lunch, dinner or entertainment is not in attendance, must be discussed with the Chair of the Audit Committee prior to attending.  In addition, company logo items of nominal value (under $300) may be accepted.  All gifts with a value in excess of $300 presented to an officer or employee should be reported to the Chair of the Audit Committee within 10 days of receiving the gift.  Officers and employees should never accept cash from clients, brokers, vendors or other persons in a business relationship with the Fund.

Giving Gifts to Regulated Persons

Officers and employees are prohibited from giving any gift or gratuity with a value in excess of $100 per year, per person, to persons associated with securities or financial organizations, including exchanges, FINRA, NASDAQ AMEX or NYSE member organizations or commodities firms.

Giving Gifts to Investors/Clients

As a general policy, officers and employees should not give anything of value to anyone with a business relationship with the Fund, such as investors/clients and prospective investors/clients.  This policy does not extend to non-cash gifts of nominal value (under $300 per year, per person) or typical business entertainment.  The Chair of the Audit Committee should be notified in advance of any gifts falling outside of this exception.  All gifts with a value in excess of $300 proposed to be given to an investor/client or other person in a business relationship with the Fund should be reported to the Chair of the Audit Committee prior to giving the gift.  Prior to giving a gift or providing entertainment to any investor/client or prospective investor/client, officers and employees shall ensure that such investor/client or prospective investor/client is not restricted from receiving a gift or entertainment.

Gifts to Government Officials

Officers and employees are prohibited from giving a gift or gratuity to any government employees or officials, in connection with their employment with the Fund, without the prior written approval of the Chair of the Audit Committee.

Solicitation of Gifts

All solicitation of gifts or gratuities is strictly prohibited.

Family and Social Relationships

Gifts given or received from family members, friends and social acquaintances do not fall under the aforementioned requirements and do not have to be reported, provided the gifts are not related to the business of the Fund or activities conducted on behalf of the Fund.

COMPLIANCE

Certificate of Receipt

You are required to acknowledge receipt of your copy of this Code. A form for this purpose is attached to this Code as Appendix V.

Certificate of Compliance

You are required to certify when you become an Access Person subject to this Code, and at least annually thereafter, that you have read and understand this Code and recognize that you are subject to this Code. Each annual certificate will also state that you have complied with the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all holdings and transactions during the prior year in Securities of which you had or acquired Beneficial Ownership and which are required to be reported hereunder. A form for this purpose is attached to this Code as Appendix VI.

Role of Audit Committee

Subject to the supervision of the Audit Committee, the Fund’s Chief Compliance Officer is responsible for administering this Code. The Audit Committee is responsible for resolving interpretive questions that may arise under this Code and for imposing any sanctions under this Code. As noted above, the Chief Compliance Officer will report any violations or suspected violations of this Code to the Chair of the Audit Committee or, if the violation or suspected violation involves the Chair of the Audit Committee, to the Chair of the Board.

Remedial Actions

If you violate this Code, you are subject to remedial actions, which may include, but are not limited to, fines, disgorgement of profits or other sanctions deemed appropriate by the Audit Committee.

Reports to Directors

Reports of Remedial Action

The Directors of the Fund will be informed on a timely basis (no later than the next regularly scheduled quarterly meeting) of each remedial action taken in response to a violation of this Code.

Periodic Reports

Management of the Fund will report in writing periodically to the Directors of the Fund with regard to efforts to ensure compliance by the officers and employees of the Fund with their fiduciary obligations. Such reports will include the annual report described below as well as any reports required to be submitted by management of the Fund under Rule 17j-1 under the Act, the terms of any applicable regulatory settlements or other applicable law.

The annual report referred to above will be submitted by management of the Fund, will include the matters required to be included under Rule 17j-1 under the Act and will, at a minimum:

1.             Describe any issues arising under the Code since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to such violations; and
2.             Certify that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

DEFINITIONS

Access Person means: all of the officers and Directors of the Fund.

Advisory Person means:

(i)
any director, officer, or employee of the Fund (or of any company in a control (as defined in Section 2(a)(9) of the Act) relationship to the Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Fund, including any employee whose functions relate to the making of any recommendations with respect to such purchases or sales; or

(ii)
any natural person who controls (as defined in Section 2(a)(9) of the Act) the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

Beneficial Ownership. The following definition is designed to give you a practical guide with respect to Beneficial Ownership. However, for purposes of this Code, Beneficial Ownership shall be interpreted in the same manner as it would be under Rule 16a-l(a)(2) under the Securities

Exchange Act of 1934 (the “Exchange Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

You are considered to have Beneficial Ownership of Securities if you have or share a direct or indirect Pecuniary Interest in the Securities.

You have a Pecuniary Interest in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following circumstances constitute Beneficial Ownership by you of Securities held by a fund:

1.	Your ownership of Securities as a Director where either you or members of your Immediate Family (as defined below) have a vested interest in the principal or income of the fund.

2.	Your ownership of a vested beneficial interest in the Fund.

3.	Your status as a settler of the fund, unless the consent of all of the beneficiaries is required in order for you to revoke the fund.

The following are non-exhaustive examples of an indirect Pecuniary Interest in Securities:

1.
Securities held by members of your Immediate Family (as defined below) or domestic partners sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit subject to review and approval by Chief Compliance Officer.

2.	Securities held by any individual for whom you provided significant economic support during the immediately preceding 12-month period, even if such individual does not share the same household.

3.	Your interest as a general partner in Securities held by a general or limited partnership.

4.	Your interest as a manager-member in the Securities held by a limited liability company.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have or share investment control over the Securities held by the entity.

Exempt Securities means the following securities, which are exempt from the reporting requirements under the Code:

1.	Direct obligations of the Government of the United States.

2.
Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements.

3.	Shares of registered open-end investment companies. This exemption does not apply to an exchange-traded fund organized as an open-end investment company.

4.	Shares of money market funds.

Immediate Family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

Independent Director means a Director who is not an “interested person” (as defined by Section 2(a)(19) of the Act) of the Fund.

Purchase or Sale of a Security. The purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.

Securities include any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or shares of open-end and closed-end investment companies, or shares of any pooled or commingled investment vehicles, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

The following are not Securities: commodities, futures and options traded on a commodities exchange, including currency futures.

Appendix I

MILLENNIUM INDIA ACQUISITION COMPANY INC.

Personal Securities Transactions/Brokerage Account Report                                                                                                                                          Quarter Ended: ___________

Unless you are an Independent Director, you must cause each broker-dealer who maintains an account for Securities of which you have Beneficial Ownership to provide to the Fund’s Chief Compliance Officer, within 30 days of the end of each calendar quarter, duplicate copies of confirmations of all transactions in the account and duplicate statements for the account and you must report to the Fund’s Chief Compliance Officer, within 10 days of the occurrence, all transactions effected without the use of a registered broker-dealer in Securities (other than transactions in Exempt Securities). Terms in boldface type have the meanings set forth in the Code of Ethics of Millennium India Acquisition Company Inc.

Unless you are an Independent Director, you have opened a new account with a broker-dealer since your last report, you must complete the following information for each such account:

Name	Broker	Account Number	Date Account Opened

Please provide information concerning transactions not otherwise reported directly to the Fund by a registered broker-dealer (other than transactions in Securities in an account over which you do not have any direct or indirect influence or control).

Security’s Name*	Transaction Date	Buy or Sell?	No. of Shares	Price Per Share	Broker’s Name

* Including interest rate, principal amount and maturity date, if applicable.

Unless I am an Independent Director, by signing this document, I am certifying that I have caused duplicate confirmations and duplicate statements to be sent to the Fund’s Chief Compliance Officer for every brokerage account that trades in Securities other than Exempt Securities.

Print Name:                                Signature:                                Date:

Return to: Millennium India Acquisition Company Inc., c/o Chief Compliance Officer, 330 East 38th St., Suite 46C, New York, NY 10016

Appendix I (Cont’d.)

PERSONAL SECURITIES TRANSACTIONS/BROKERAGE ACCOUNT REPORT

1.
Transactions required to be reported. You should report every transaction in which you acquired or disposed of any beneficial ownership of any security during the calendar quarter. The term “beneficial ownership” is the subject of a long history of opinions and releases issued by the Securities and Exchange Commission, and generally means that you would receive the benefits of owning a security. The term includes, but is not limited to the following cases and any other examples in the Code:

(A)	Where the security is held for your benefit by others (brokers, custodians, banks and pledgees);

(B)	Where the security is held for the benefit of members of your immediate family sharing the same household;

(C)
Where securities are held by a corporation, partnership, limited liability company, investment club or other entity in which you have an equity interest if you are a controlling equityholder or you have or share investment control over the securities held by the entity;

(D)	Where securities are held in the Fund for which you are a Director and under which either you or any member of your immediate family have a vested interest in the principal or income; and

(E)	Where securities are held in the Fund for which you are the settlor, unless the consent of all of the beneficiaries is required in order for you to revoke the fund.

Notwithstanding the foregoing, none of the following transactions need be reported:

    (A)      Transactions in securities which are direct obligations of the United States; or

    (B)       Transactions effected in any account over which you have no direct or indirect influence or control.

2.
Security Name. State the name of the issuer and the class of the security (e.g., common stock, preferred stock or designated issue of debt securities), including the interest rate, principal amount and maturity date, if applicable. In the case of the acquisition or disposition of a futures contract, put, call option or other right (hereinafter referred to as “options”), state the title of the security subject to the option and the expiration date of the option.

3.
Futures Transactions. Please remember that duplicates of all Confirmations, Purchase and Sale Reports, and Month-end Statements must be sent to the Fund by your broker. Please double check to be sure this occurs if you report a futures transaction. You should use the address below.

4.	Transaction Date. In the case of a market transaction, state the trade date (not the settlement date).

5.	Nature of Transaction (Buy or Sell). State the character of the transaction (e.g., purchase or sale of security, purchase or sale of option, or exercise of option).

6.
Amount of Security Involved (No. of Shares). State the number of shares of stock, the face amount of debt securities or other units of other securities. For options, state the amount of securities subject to the option. If your ownership interest was through a spouse, relative or other natural person or through a partnership, trust, other entity, state the entire amount of securities involved in the transaction. In such cases, you may also indicate, if you wish, the extent of your interest in the transaction.

7.
Purchase or Sale Price. State the purchase or sale price per share or other unit, exclusive of brokerage commissions or other costs of execution. In the case of an option, state the price at which it is currently exercisable. No price need be reported for transactions not involving cash.

Appendix I (Cont’d.)

8.	Broker, Dealer or Bank Effecting Transaction. State the name of the broker, dealer or bank with or through whom the transaction was effected.

9.	Signature. Sign the form in the space provided.

10.	Filing of Report. A report should be filed NOT LATER THAN 30 CALENDAR DAYS after the end of each calendar quarter with:
Millennium India Acquisition Company Inc.
c/o Chief Compliance Officer
330 East 38th St., Suite 46C
New York, NY 10016

Appendix II

MILLENNIUM INDIA ACQUISITION COMPANY INC.

Initial Holdings Report

NOTE:  THIS FORM MUST BE COMPLETED BY ALL ACCESS PERSONS (UNLESS HE OR SHE IS A DIRECTOR OF THE FUND WHO IS NOT AN “INTERESTED PERSON” WITHIN THE MEANING OF THE ACT) AND SUBMITTED TO THE CHIEF COMPLIANCE OFFICER NO LATER THAN 10 DAYS AFTER YOU BECOME AN ACCESS PERSON UNDER THE MILLENNIUM INDIA ACQUISITION COMPANY INC. CODE OF ETHICS (the “CODE”).  THE INFORMATION IN THIS REPORT MUST BE CURRENT AS OF A DATE NO MORE THAN 45 DAYS PRIOR TO THE DATE YOU BECOME AN ACCESS PERSON.  TERMS IN BOLDFACE TYPE HAVE THE MEANINGS SET FORTH IN THE CODE.

Name of Access Person:  ___________________________________________

Date I Became an Access Person (the “Reporting Date”):  __________________

Date Submitted to the Chief Compliance Officer:  _________________________

Initial Certification:

I understand that for purposes of the Code I am classified as:
☒           an Access Person

Initial Holdings Report (check ONE of the following two boxes):

☐	Neither I, nor any member of my Immediate Family, has direct or indirect Beneficial Ownership of any Securities (other than Exempt Securities).

☐
Attached as Form A is a complete list of all Securities (other than Exempt Securities) in which I, and/or a member of my Immediate Family, had direct or indirect Beneficial Ownership on the Reporting Date.

Accounts with Brokers, Dealers, Investment Managers and/or Banks (check ONE of the following two boxes):

☐
Neither I, nor any member of my Immediate Family, had, as of the Reporting Date, any accounts with brokers, dealers, investment managers or banks in which any securities (including Exempt Securities ) are held, and with respect to which I, or any member of my Immediate Family, has direct or indirect Beneficial Ownership.

☐
All accounts that I, and/or any member of my Immediate Family, maintain with brokers, dealers, investment managers or banks in which securities (including securities which are not Covered Securities) are held, and with respect to which I, and/or a member of my Immediate Family, had direct or indirect Beneficial Ownership as of the Reporting Date are set forth below:

Name(s) of Institution(s)

All information provided in this Initial Holdings Report is true and complete to the best of my knowledge.

I have read the Code, and will keep a copy for future reference.  I understand my responsibilities under the Code and agree to comply with all of its terms and conditions.  In particular, I understand that the Code applies to me and to all investments in which I have direct or indirect Beneficial Ownership, as well as investments in which members of my Immediate Family have direct or indirect Beneficial Ownership.

This report (i) excludes transactions with respect to which neither I nor any members of my family/household had any direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Signed:  _________________________
Date:      _________________________

Form A - Initial Report of all Securities (other than Exempt Securities)

Name of Access Person:  __________________________________________
Date received by Chief Compliance Officer: _____________________________

Title and Type of Securities (other than Exempt Securities)	Ticker Symbol or CUSIP Number (if applicable)	Number of Shares or Principal Amount

Note:  Please use additional sheets as needed.

Appendix III

MILLENNIUM INDIA ACQUISITION COMPANY INC.

Annual Holdings Report

NOTE:  THIS FORM MUST BE COMPLETED BY ALL ACCESS PERSONS (UNLESS HE OR SHE IS A DIRECTOR OF THE WHO IS NOT AN “INTERESTED PERSON” WITHIN THE MEANING OF THE ACT) AND SUBMITTED TO THE CHIEF COMPLIANCE OFFICER NO LATER THAN 45 DAYS AFTER THE END OF EACH YEAR.  THE INFORMATION OBTAINED IN THIS REPORT MUST BE CURRENT AS OF A DATE NO MORE THAN 45 DAYS PRIOR TO THE DATE THE REPORT IS SUBMITTED.  TERMS IN BOLDFACE TYPE HAVE THE MEANINGS SET FORTH IN THE CODE.

Name of Access Person:  ___________________________________________
Calendar Year Covered by this Report:  _________________________________
Date Submitted to the Chief Compliance Officer:  _________________________

Annual Holdings Report (check ONE of the following two boxes):

☐
As of December 31 of the most recently completed calendar year, neither I, nor any member of my Immediate Family, had direct or indirect Beneficial Ownership of any Securities (other than Exempt Securities).

☐
Attached as Form A is a complete list of all Securities (other than Exempt Securities) in which I, and/or any member of my Immediate Family, had direct or indirect Beneficial Ownership as of December 31 of the most recently completed calendar year.

Accounts with Brokers, Dealers, Investment Managers and/or Banks (check ONE of the following two boxes):

☐
Neither I, nor any member of my Immediate Family, as of December 31 of the most recently completed calendar year, had any accounts with brokers, dealers, investment managers or banks in which any securities (including Exempt Securities) were held and with respect to which I, or a member of my Immediate Family, had direct or indirect Beneficial Ownership.

☐
All accounts that I and/or any member of my Immediate Family maintained, as of December 31 of the most recently completed calendar year, with brokers, dealers, investment managers or banks in which securities (including securities Exempt

Securities) were held and with respect to which I, and/or any member of my Immediate Family, had direct or indirect Beneficial Ownership are listed below:

Name(s) of Institution(s)

All information provided in this Annual Holdings Report is true and complete to the best of my knowledge.

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Signed:  _________________________
Date:      _________________________

Form A - Annual Report of all Securities (other than Exempt Securities)

Name of Access Person:  ___________________________________________
Date received by Chief Compliance Officer:  _____________________________

Title and Type of Securities (other than Exempt Securities)	Ticker Symbol or CUSIP Number (if applicable)	Number of Shares or Principal Amount

Note:  All information should be reported as of December 31 of the most recently completed calendar year.  Please use additional sheets as needed.

Appendix IV

Millennium India Acquisition Company Inc. (the “Fund”)
Privacy Policy

The Fund is committed to keeping nonpublic personal information secure and confidential.  This notice is intended to help a shareholder understand how the Fund fulfills this commitment.

From time to time, the Fund, through its service providers (“Service Providers”), may collect a variety of personal information, including:

•	Information received on applications and forms, via the telephone, and through websites;

•	Information about transactions with the Fund, affiliates, or others (such as purchases, sales, or account balances); and

•	Information about shareholders received from consumer reporting agencies.

The Fund does not disclose shareholder nonpublic personal information, except as permitted by applicable law or regulation.  For example, the Fund may share this information with others in order to process transactions.  With regard to any information provided to companies that perform services on behalf of the Fund, such as printing and mailing, or to other financial institutions with which the Fund has joint marketing agreements, such companies are required to protect the confidentiality of shareholders information and to use it only to perform the services for which the companies hired.

The Fund, through its Service Providers, maintain physical, electronic, and procedural safeguards to protect shareholder non-public personal information. Access to this information is restricted.

If a shareholder decides at some point either to close his/her account(s) or become an inactive customer, the Fund will continue to adhere to these privacy policies and practices with respect to shareholder nonpublic personal information.

Appendix V

MILLENNIUM INDIA ACQUISITION COMPANY INC.

Form of Acknowledgement of Receipt of Code of Ethics

I hereby certify that I have read and understand the Millennium India Acquisition Company Inc. Code of Ethics dated [_____, 2008]. Pursuant to such Code, I recognize that I must disclose or report all personal securities holdings and transactions required to be disclosed or reported thereunder and comply in all other respects with the requirements of such Code. I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the foregoing Code has occurred.

Date: _____________________

_____________________________
Signature

_____________________________
Print Name

Appendix VI

MILLENNIUM INDIA ACQUISITION COMPANY INC.

Annual Certification of Compliance

I hereby certify that I have complied with the requirements of the Millennium India Acquisition Company Inc. Code of Ethics dated [ _______, 2008] for the year ended December 31, 2008. I understand that I have a fiduciary duty to the Fund  and to the shareholders of the Fund. Furthermore, I will promptly report any violation of the federal or state securities laws to the Fund’s Chief Compliance Officer. Pursuant to such Code, I have disclosed or reported all holdings and personal securities transactions required to be disclosed or reported thereunder and complied in all other respects with the requirements of such Code, including the Fund’s Privacy Policy contained therein. I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the foregoing Code has occurred.

Date: _____________________

_____________________________
Signature

_____________________________
Print Name